Exhibit 3.2

Interim Condensed Consolidated Financial Statements of

TERANGA GOLD CORPORATION

For the three months ended March 31, 2013

(unaudited)

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

TERANGA GOLD CORPORATION

FIRST QUARTER 2013

TABLE OF CONTENTS

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

CONSOLDIATED STATEMENTS OF CHANGES IN EQUITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.	GENERAL INFORMATION	1

2.	SIGNIFICANT ACCOUNTING POLICIES	1

3.	CHANGE IN ACCOUNTING POLICIES	1

4.	REVENUE	4

5.	COST OF SALES	4

6.	ADMINISTRATION EXPENSES	4

7.	FINANCE COSTS	5

8.	TRADE AND OTHER RECEIVABLES	5

9.	INVENTORIES	5

10.	OTHER ASSETS	6

11.	PROPERTY, PLANT AND EQUIPMENT	6

12.	MINE DEVELOPMENT EXPENDITURE	7

13.	TRADE AND OTHER PAYABLES	8

14.	BORROWINGS	8

15.	FINANCIAL DERIVATIVE LIABILITIES	9

16.	PROVISIONS	9

17.	ISSUED CAPITAL	10

18.	AVAILABLE FOR SALE FINANCIAL ASSETS	10

19.	FOREIGN CURRENCY TRANSLATION	10

20.	EARNINGS/(LOSS) PER SHARE (EPS/LPS)	11

21.	COMMITMENTS FOR EXPENDITURE	11

22.	LEASES	11

23.	CONTINGENT LIABILITIES	12

24.	CASH FLOW INFORMATION	13

25.	FINANCIAL INSTRUMENTS	13

26.	SHARE BASED COMPENSATION	14

27.	RELATED PARTY TRANSACTIONS	17

3

INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF

TERANGA GOLD CORPORATION

FIRST QUARTER 2013
(unaudited, in $000’s of United States dollars, except share amounts)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME / (LOSS)

		Three months ended	Three months ended
	Note	March 31, 2013	March 31, 2012
			(Restated)
Revenue	4	113,815	60,526
Cost of sales	5	(55,971)	(31,117)
Gross profit		57,844	29,409

Exploration and evaluation expenditures		(2,027)	(7,176)
Administration expenses	6	(3,830)	(3,349)
Share based compensation	26	73	(1,755)
Finance costs	7	(2,696)	(938)
Gain (losses) on gold hedge contracts		2,193	(17,483)
Gains on oil hedge contracts		31	615
Net foreign exchange (losses)/ gains		(61)	(369)
Impairment of available for sale financial asset	18	(962)	—
Other income	4	9	8
		(7,270)	(30,447)

Profit/(loss) before income tax		50,574	(1,038)
Income tax benefit		—	—
Profit/(loss) for the period		50,574	(1,038)

Profit/(loss) attributable to:
Shareholders		44,983	(2,074)
Non-controlling interests		5,591	1,036
Profit/(loss) for the period		50,574	(1,038)

Other comprehensive loss:
Exchange differences arising on translation of Teranga corporate entity	19	—	(63)
Change in fair value of available for sale financial asset, net of tax	18	(5,456)	(3,927)
Other comprehensive loss for the period		(5,456)	(3,990)

Total comprehensive income/(loss) for the period		45,118	(5,028)

Total comprehensive income/(loss) attributable to:
Shareholders		39,527	(6,064)
Non-controlling interests		5,591	1,036
Total comprehensive income/(loss) for the period		45,118	(5,028)

Earnings/(losses) per share from operations attributable to the shareholders of the Company during the period

- basic earnings/(losses) per share	20	0.18	(0.01)
- diluted earnings/(losses) per share	20	0.18	(0.01)

The accompanying notes are an integral part of these interim condensed consolidated financial statements

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	Note	As at March 31, 2013	As at December 31, 2012
			(Restated)
Current assets
Cash and cash equivalents	24	51,016	39,722
Trade and other receivables	8	7,554	6,482
Inventories	9	73,376	74,969
Financial derivative assets		—	456
Other assets	10	5,080	776
Available for sale financial assets	18	8,273	15,010
Total current assets		145,299	137,415
Non-current assets
Inventories	9	35,650	32,700
Property, plant and equipment	11	238,129	253,958
Mine development expenditures	12	158,429	138,609
Intangible assets		1,663	1,859
Total non-current assets		433,871	427,126
Total assets		579,170	564,541
Current liabilities
Trade and other payables	13	40,920	44,823
Borrowings	14	10,307	10,415
Financial derivative liabilities	15	11,709	51,548
Provisions	16	1,920	1,940
Total current liabilities		64,856	108,726
Non-current liabilities
Borrowings	14	69,037	58,193
Provisions	16	9,750	10,312
Other non-current liabilities	13	2,612	—
Total non-current liabilities		81,399	68,505
Total liabilities		146,255	177,231
Equity
Issued capital	17	305,412	305,412
Foreign currency translation reserve	19	(998)	(998)
Equity-settled share based compensation reserve		16,845	16,358
Investment revaluation reserve		—	5,456
Accumulated income		94,208	49,225
Equity attributable to shareholders		415,467	375,453
Non-controlling interests		17,448	11,857
Total equity		432,915	387,310
Total equity and liabilities		579,170	564,541

The accompanying notes are an integral part of these interim condensed consolidated financial statements

Approved by the Board of Directors

Alan Hill	Alan Thomas
Director	Director

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

		Three months ended	Three months ended
	Note	March 31, 2013	March 31, 2012
			(Restated)
Issued capital
End of period		305,412	305,412
Foreign currency translation reserve
Beginning of period		(998)	(935)
Exchange difference arising on translation of Teranga corporate entity	19	—	(63)
End of period		(998)	(998)
Equity-settled share based compensation reserve
Beginning of period		16,358	12,599
Equity-settled share based compensation reserve		487	1,755
End of period		16,845	14,354
Investment revaluation reserve
Beginning of period		5,456	(1,319)
Change in fair value of available for sale financial asset, net of tax	18	(5,456)	(3,927)
End of period		—	(5,246)
Accumulated income/(loss)
Beginning of period	3	49,225	(43,375)
Profit/(Loss) attributable to shareholders		44,983	(2,074)
End of period		94,208	(45,449)
Non-controlling interest
Beginning of period		11,857	(3,713)
Non-controlling interest - portion of profit for the period		5,591	957
End of period		17,448	(2,756)
Total shareholders’ equity at March 31		432,915	265,317

The accompanying notes are an integral part of these interim condensed consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Three months ended	Three months ended
	Note	March 31, 2013	March 31, 2012
			(Restated)
Cash flows related to operating activities
Profit/(loss) for the period		50,574	(1,038)
Depreciation of property, plant and equipment	11	15,354	6,934
Depreciation of capitalized mine development costs	12	4,996	2,103
Amortization of intangibles		269	147
Amortization of borrowing costs	14	350	107
Unwinding of discount	16	24	23
Share based compensation	26	487	1,755
Net change in losses on gold hedge		(39,839)	17,483
Net change in losses on oil hedge		456	47
Impairment of available for sale financial asset	18	962	—
Profit on disposal of property, plant and equipment		99	—
Changes in working capital	24	(10,092)	8,366
Net cash provided by operating activities		23,640	35,927

Cash flows related to investing activities
Increase in restricted cash		—	(348)
Redemption of short-term investments		—	592
Expenditures for property, plant and equipment	11	(4,624)	(15,491)
Expenditures for mine development	12	(17,479)	(15,995)
Acquisition of intangibles		(73)	(2)
Proceeds on disposal of property, plant and equipment	11	35	—
Net cash used in investing activities		(22,141)	(31,244)

Cash flows related to financing activities
Repayment of borrowings		—	(2,800)
Drawdown from finance lease facility, net of financing cost paid		11,146	2,862
Interest paid on borrowings		(1,670)	(279)
Net cash provided by (used in) financing activities		9,476	(217)

Effect of exchange rates on cash holdings in foreign currencies		319	(507)

Net increase in cash and cash equivalents held		11,294	3,959
Cash and cash equivalents at the beginning of period		39,722	7,470
Cash and cash equivalents at the end of period		51,016	11,429

The accompanying notes are an integral part of these interim condensed consolidated financial statements

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.              GENERAL INFORMATION

Teranga Gold Corporation (“Teranga” or the “Company”) is a Canadian-based gold company listed on the Toronto Stock Exchange (TSX: TGZ) and the Australian Stock Exchange (ASX: TGZ). Teranga is principally engaged in the production and sale of gold, as well as related activities such as exploration and mine development. The Company was incorporated in Canada on October 1, 2010.

Teranga was created to acquire the Sabodala gold mine and a large regional exploration land package, located in Senegal, West Africa, along with shares held in Oromin Explorations Ltd. (“Oromin”) from Mineral Deposits Limited (“MDL”), collectively referred to as the Sabodala Gold Assets. The Sabodala gold mine, which came into commercial production in 2009, is located 650 kilometres southeast of the capital Dakar within the West African Birimian geological belt in Senegal, and about 90 kilometres from major gold mines in Mali.

The address of its principal office is 121 King street West, Suite 2600, Toronto, Ontario, Canada M5H 3T9.

2.              SIGNIFICANT ACCOUNTING POLICIES

a.              Statement of compliance

These interim condensed consolidated financial statements have been prepared in accordance with IAS 34, “Interim Financial Reporting” (“IAS34”) as issued by the International Accounting Standards Board (“IASB”). Since the interim condensed consolidated financial statements do not include all disclosures required by the International Financial Reporting Standards (“IFRS”) for annual financial statements, they should be read in conjunction with the Corporation’s consolidated financial statements for the period ended December 31, 2012.

The interim condensed consolidated financial statements comprise the financial statements of the Company and its subsidiaries and were approved by the Board of Directors on May 14, 2013.

b.              Basis of presentation

The interim condensed consolidated financial statements have been presented in United States dollars unless otherwise stated. The interim condensed consolidated financial statements have been prepared on the basis of historical cost, except for equity settled and cash settled share based payments that are fair valued at the date of grant and certain other financial assets and liabilities that are measured at fair value. The interim condensed consolidated financial statements have been prepared based on the Company’s accounting policies set out in Note 4 of the audited annual consolidated financial statements for the period ended December 31, 2012, except for the changes described below in Note 3.

c.               Functional and presentation currency

The functional currency of each of the Company’s entities is measured using the currency of the primary economic environment in which that entity operates. The functional currency of all entities within the group is the United States dollar. The interim condensed consolidated financial statements are presented in United States dollars, which is the Company’s presentation currency.

3.              CHANGE IN ACCOUNTING POLICIES

a.              Stripping Costs in the Production Phase of a Surface Mine

The Company adopted International Financial Reporting Interpretation Committee Interpretation 20 (“IFRIC 20”) Stripping Costs in the Production Phase of a Surface Mine effective January 1, 2013. IRFIC 20 provides guidance on the accounting for the costs of stripping activity in the production phase of surface mining when two benefits accrue to the entity from the stripping activity: useable ore that can be used to produce inventory and improved access to further quantities of material that will be mined in future periods.

The change in accounting policy has been applied retroactively with restatement as of January 1, 2012 and there was no impact on January 1, 2012 balances.  The impact on December 31, 2012 balances was an increase to mine development expenditures of $29.5 million, a decrease to inventory of $15.4 million and a decrease to cost of sales of $14.1 million.

The impact to March 31, 2012 balances was an increase to mine development expenditures of $7.0 million, a decrease to inventory of $6.2 million and a decrease to cost of sales of $0.8 million.

The impact of the change in accounting policy on the statement of financial position as at December 31, 2012 and the statement of comprehensive income/(loss) and statement of cash flows for the three months ended March 31, 2012 are set out below:

Impact on Statement of Financial Position

	December 31, 2012	Impact of change in	December 31, 2012
	As previously reported	accounting policy	Restated
Current assets
Inventories	82,474	(7,505)	74,969
Total current assets	150,980	(7,505)	143,475
Non-current assets
Inventories	40,659	(7,959)	32,700
Mine development expenditures	109,060	29,549	138,609
Total non-current assets	399,476	21,590	421,066

Total assets	550,456	14,085	564,541

Equity
Accumulated income/(loss)	36,549	12,676	49,225
Equity attributable to shareholders	362,777	12,676	375,453
Non-controlling interests	10,448	1,409	11,857
Total equity	373,225	14,085	387,310
Total equity and liabilities	550,456	14,085	564,541

Impact on Statement of Comprehensive Income/(Loss)

	Three months ended		Three months ended
	March 31, 2012	Impact of change in	March 31, 2012
	as previously reported	accounting policies	Restated
Cost of sales	(31,905)	788	(31,117)
Gross profit	28,621	788	29,409

Profit/(loss) for the period	(1,826)	788	(1,038)

Profit/(loss) attributable to:
Shareholders	(2,783)	709	(2,074)
Non-controlling interests	957	79	1,036
Profit/(loss) for the period	(1,826)	788	(1,038)

Total comprehensive income/(loss) for the period	(5,816)	788	(5,028)

Total comprehensive income/(loss) attributable to:
Shareholders	(6,773)	709	(6,064)
Non-controlling interests	957	79	1,036
Total comprehensive income/(loss) for the period	(5,816)	788	(5,028)

- basic earnings/(losses) per share	(0.01)	0.00	(0.01)
- diluted earnings/(losses) per share	(0.01)	0.00	(0.01)

Impact on Statement of Cash Flows

	Three months ended		Three months ended
	March 31, 2012	Impact of change in	March 31, 2012
	as previously reported	accounting policies	Restated
Cash flows related to operating activities
Profit/(loss) for the period	(1,826)	788	(1,038)
Depreciation of property, plant and equipment	6,878	56	6,934
Changes in working capital	2,168	6,198	8,366
Net cash provided by operating activities	28,885	7,042	35,927

Cash flows related to investing activities
Expenditures for mine development	(8,953)	(7,042)	(15,995)
Net cash used in investing activities	(24,202)	(7,042)	(31,244)

Net increase in cash and cash equivalents held	3,959	—	3,959
Cash and cash equivalents at the beginning of period	7,470	—	7,470
Cash and cash equivalents at the end of period	11,429	—	11,429

The impact of the change in accounting policy for the three months ended June 30, 2012, September 30, 2012 and December 31, 2012 is set out below:

	Three months ended	Three months ended	Three months ended
	June 30, 2012	September 30, 2012	December 31, 2012

Increase/(decrease)
Mine development expenditures	8,336	13,539	688
Inventories	(6,310)	(8,320)	5,365
Cost of sales	(2,026)	(5,219)	(6,052)

b.              IFRS 10 — Consolidated financial statements

IFRS 10, “Consolidated financial statements” (IFRS 10) was issued by the IASB in May 2011 and will replace SIC 12, “Consolidation — Special purpose entities” and parts of IAS 27, “Consolidated and separate financial statements”. IFRS 10 is effective for annual periods beginning on or after January 1, 2013 and the Company has adopted this standard. The Company has evaluated the impact of IFRS 10 and has determined there is no impact on its consolidated financial statements.

c.               IFRS 11 — Joint arrangements

IFRS 11, “Joint arrangements” (IFRS 11) was issued by the IASB in May 2011 and will supersede IAS 31, “Interest in joint ventures” and SIC 13, “Jointly controlled entities — Non-monetary contributions by venturers” by removing the option to account for joint ventures using proportionate consolidation and requiring equity accounting.

IFRS 11 is effective for annual periods beginning on or after January 1, 2013 and the Company has adopted this standard. The Company has evaluated the impact of IFRS 11 and has determined there is no impact on its consolidated financial statements.

d.              IFRS 12 — Disclosure of interests in other entities

IFRS 12, “Disclosure of interests in other entities” (IFRS 12) was issued by the IASB in May 2011. IFRS 12 requires enhanced disclosure of information about involvement with consolidated and unconsolidated entities, including structured entities commonly referred to as special purpose vehicles, or variable interest entities. IFRS 12 is effective for annual periods beginning on or after January 1, 2013 and the Company has adopted this standard. The Company has evaluated the impact of IFRS 12 and will apply the new disclosure requirements for its consolidated annual financial statements for the year ended December 31, 2013.

e.               IFRS 13 — Fair value measurement

IFRS 13, “Fair value measurement” (IFRS 13) was issued by the IASB in May 2011. This standard clarifies the definition of fair value, required disclosures for fair value measurement, and sets out a single framework for measuring fair value.  IFRS 13 provides guidance on fair value in a single standard, replacing the existing guidance on measuring and disclosing fair value which is dispersed among several standards. IFRS 13 is effective for annual periods beginning on or after January 1, 2013 and the

Company has adopted this standard.  The Company has evaluated the impact of IFRS 13 and applied the new disclosure requirements.

4.              REVENUE

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012

Gold sales at spot price	113,611	60,363
Silver sales	204	163
Total revenue	113,815	60,526

Interest income from bank deposits and short-term investments	9	8
Total other income	9	8

During the three months ended March 31, 2013, 69,667 ounces of gold were sold at an average price of $1,631 per ounce and for the three months ended March 31, 2012, 35,268 ounces of gold were sold at an average price of $1,712 per ounces.  Revenue excludes the impact of gold hedges as losses on ounces delivered into gold hedge contracts are classified within losses on gold hedge contracts, refer to note 15.

Including the impact of gold hedge losses, for the three months ended March 31, 2013, 69,667 ounces of gold were sold at an average realized price of $1,090 per ounce, including 45,289 ounces that were delivered into gold hedge contracts at $806 per ounce, representing 65 percent of gold sales for the quarter and 24,378 ounces were sold into the spot market at an average price of $1,619 per ounce.

During the three months ended March 31, 2012, 35,268 ounces were sold into the spot market. There were no deliveries made into gold hedge contracts during the first quarter of 2012.

Gold sales revenue from one customer for the three months ended March 31, 2013 and March 31, 2012 were $114 million and $60 million, respectively.

5.              COST OF SALES

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012
		(Restated)

Mine production costs	28,340	25,528
Depreciation and amortization	20,319	9,002
Royalties	5,610	1,822
Rehabilitation	1	4
Inventory movements	1,701	(5,239)
Total cost of sales	55,971	31,117

6.              ADMINISTRATION EXPENSES

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012

Corporate office	2,583	2,056
Dakar office	281	78
Social community	339	249
Professional & consulting fees	196	545
Legal & other	431	421
Total administration expenses	3,830	3,349

7.              FINANCE COSTS

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012

Interest on borrowings	1,670	335
Amortization of capitalized borrowing costs	350	107
Unwinding of discount	24	23
Political risk insurance	319	185
Stocking fee	225	134
Bank charges	108	154
Total finance costs	2,696	938

8.              TRADE AND OTHER RECEIVABLES

	March 31, 2013	December 31, 2012

Current
Trade receivable (i)	6,498	5,268
Other receivables (ii)	1,056	1,214
Total trade and other receivables	7,554	6,482

(i)                                     Trade receivable relates to gold and silver shipments made prior to period end that were settled after year end.

(ii)                                  Other receivables primarily include receivables from suppliers for services, materials and utilities used at the Sabodala gold mine that the Company provides to them.  Receivables from the settlement of oil hedge contracts are also included.

9.              INVENTORIES

	March 31, 2013	December 31, 2012
		(Restated)

Current
Gold bullion	3,243	4,094
Gold in circuit	8,521	8,172
Ore stockpile	20,624	24,773
Total gold inventories	32,388	37,039

Diesel fuel	3,251	3,242
Materials and supplies	34,516	30,703
Goods in transit	3,221	3,985
Total other inventories	40,988	37,930

Total current inventories	73,376	74,969

Non-Current
Ore stockpile	35,650	32,700
Total inventories	109,026	107,669

10.       OTHER ASSETS

	March 31, 2013	December 31, 2012

Current
Prepayments (i)	3,580	5,336
Security deposit (ii)	1,500	1,500
Total other assets	5,080	6,836

(i)                                     As at March 31, 2013, prepayments include $3.1 million of advances to vendors and contractors and $0.5 million for insurance.  As at December 2012, prepayments include $4.3 million of advances to other vendors and contractors and $1.0 million for insurance.

(ii)                                  The security deposit represents a security for payment under the mining fleet and maintenance contract.

11.       PROPERTY, PLANT AND EQUIPMENT

	Buildings &		Office		Equipment
	property	Plant and	furniture and	Motor	under finance	Capital work	Total
	improvement	equipment	equipment	vehicles	lease	in progress	(Restated)

Cost
Balance at January 1, 2012	32,216	190,397	1,279	2,481	42,095	56,558	325,026
Additions	—	—	—	—	—	51,342	51,342
Capitalized mine rehabilitation	—	109	—	—	—	—	109
Disposals	—	(748)	—	(227)	—	—	(975)
Transfer	12,237	85,922	525	832	322	(99,838)	—

Balance at December 31, 2012	44,453	275,680	1,804	3,086	42,417	8,062	375,502
Additions	—	—	—	—	—	5,668	5,668
Disposals	—	(15)	(2)	(35)	(501)	—	(553)
Transfer	—	3,459	47	127	—	(3,582)	51

Balance at March 31, 2013	44,453	279,124	1,849	3,178	41,916	10,148	380,668

Accumulated depreciation
Balance at January 1, 2012	9,769	56,889	671	1,379	17,808	—	86,516
Disposals	—	(719)	—	(192)	—	—	(911)
Depreciation expense	4,635	27,843	340	648	8,533	—	41,999

Balance at December 31, 2012	14,404	84,013	1,011	1,835	26,341	—	127,604
Disposals	—	(3)	(2)	(12)	(402)	—	(419)
Depreciation expense	1,552	11,359	101	51	2,291	—	15,354

Balance at March 31, 2013	15,956	95,369	1,110	1,874	28,230	—	142,539

Net book value
Balance at December 31, 2012	30,049	191,667	793	1,251	16,076	8,062	247,898

Balance at March 31, 2013	28,497	183,755	739	1,304	13,686	10,148	238,129

Additions made to property, plant and equipment during the period ended March 31, 2013 relate mainly to additional mobile mining equipment acquired.

Depreciation of property, plant and equipment of $15.4 million and $6.9 million was expensed as cost of sales for the three months ended March 31, 2013 and March 31, 2012, respectively.

12.       MINE DEVELOPMENT EXPENDITURE

Amount
(Restated)

Cost
Balance at January 1, 2012	124,418
Expenditures incurred during the period	62,911

Balance at December 31, 2012	187,329
Expenditures incurred during the period	24,816

Balance at March 31, 2013	212,145

Accumulated depreciation
Balance at January 1, 2012	34,593
Depreciation expense	14,127

Balance at December 31, 2012	48,720
Depreciation expense	4,996

Balance at March 31, 2013	53,716

Carrying amount
Balance at December 31, 2012	138,609

Balance at March 31, 2013	158,429

Mine development expenditures represent development costs in relation to the Sabodala gold mine and Gora satellite deposit.

The capitalized mine development expenditures incurred during the quarter ended March 31, 2013 include $0.2 million relating to the Gora project that was advanced from the exploration stage to the development stage effective January 1, 2012 after technical feasibility and commercial viability studies had been completed.  Capitalized mine development expenditures also include $7.5 million relating to payments to be made to the Republic of Senegal.  Refer to note 13.

Depreciation of capitalized mine development of $5.0 million and $2.1 million were expensed as cost of sales for the three months ended March 31, 2013 and March 31, 2012, respectively.

13.       TRADE AND OTHER PAYABLES

	March 31, 2013	December 31, 2012

Current
Unsecured liabilities:
Trade payables (i)	11,214	16,446
Sundry creditors and accrued expenses	9,804	12,370
Government royalties (ii)	15,177	10,927
Amounts payable to Republic of Senegal (iii)	4,725	5,080
Total current trade and other payables	40,920	44,823

Non-Current
Amounts payable to Republic of Senegal (iii)	2,612	—
Total other non-current liabilities	2,612	—

Total payables	43,532	44,823

(i)                                     Trade payables comprise obligations by the Company to suppliers of goods and services to the Company. Terms are generally 30 days.

(ii)                                  Government royalties are payable annually based on the mine head value of the gold and related substances produced.

(iii)                               An intended payment of $3.7 million is payable to the Republic of Senegal calculated on the basis of $6.50 for each ounce of new reserve until December 31, 2012.  The payments are expected to be made in four equal annual instalments.  One payment has been presented as a current liability and the remaining three payments have been presented as other non-current liabilities and recorded at a discounted value. A tax settlement of $3.8 million is related to three outstanding tax assessments. The payments are intended to be made in two equal instalments and have been presented as current liabilities.  Refer to notes 12 and 23 for further details.

14.       BORROWINGS

	March 31, 2013	December 31, 2012

Current
Finance lease liabilities	11,368	10,506
Transaction costs	(1,061)	(91)
Total current borrowings	10,307	10,415

Non-Current
Loan facility	60,000	60,000
Finance lease liabilities	11,368	—
Transaction costs	(2,331)	(1,807)
Total non-current borrowings	69,037	58,193

Total borrowings	79,344	68,608

Macquarie Finance Lease Facility

During the first quarter of 2013, the Company entered into a $50 million finance lease facility with Macquarie Bank Limited (“Macquarie”).  The lease facility replaces the finance lease facility previously in place with Sociéte Generalé, which was assigned and novated to Macquarie.  The proceeds will be put towards additional equipment for the Sabodala pit as well as the new equipment required for the Gora deposit that is currently being permitted.  The lease facility bears interest of LIBOR plus a margin of 7.5 percent and is re-payable in equal quarterly installments over twenty-four months from the time of drawdown.

In total, $22.7 million was outstanding at March 31, 2013, including $10.5 million novated from SocGen during the quarter.

Macquarie Loan Facility

During the second quarter of 2012, the Company entered into a $60 million 2-year loan facility with Macquarie by way of an amendment to its existing Facility Agreement. The loan facility bears interest of LIBOR plus a margin of 10 percent and shall be repaid on or before June 30, 2014.

15.       FINANCIAL DERIVATIVE LIABILITIES

At March 31, 2013, the hedge position comprised 14,500 ounces of forward sales at an average price of $807 per ounce.  The mark-to-market gold hedge position at the quarter end spot price of $1,598 per ounce was in a liability position of $11.7 million.  At December 31, 2012, the hedge position comprised 59,789 ounces of forward sales at an average price of $803 per ounce. The mark-to-market gold hedge position at the period end spot price of $1,664 per ounce was in a liability position of $51.5 million.

During the second quarter of 2013, the Company bought back the remaining “out of the money” gold forward sales contracts at a cost of $8.6 million.

16.       PROVISIONS

	March 31, 2013	December 31, 2012

Current
Employee benefits (i)	1,920	1,940
Total current provisions	1,920	1,940

Non-Current
Mine restoration and rehabilitation (ii)	9,401	9,377
Cash settled share based compensation (iii)	349	935
Total non-current provisions	9,750	10,312

Total provisions	11,670	12,252

(i)                                     The provisions for employee benefits include $1.3 million accrued vacation and $0.6 million long service leave entitlements for quarter ended March 31, 2013. The provision for December 31, 2012 included $1.4 million accrued vacation and $0.5 million long service leave entitlements.

(ii)                                  Mine restoration and rehabilitation provision represents a constructive obligation to rehabilitate the Sabodala gold mine based on the mining concession. The majority of the reclamation activities will occur at the completion of active mining and processing (expected completion is 2019) but a limited amount of concurrent rehabilitation will occur throughout the mine life.

Amount

Balance at January 1, 2012	9,215

Capitalized mine rehabilitation	109
Unw inding of discount	53
Balance at December 31, 2012	9,377

Unw inding of discount	24
Balance at March 31, 2013	9,401

(iii)                               The provision for cash settled share based compensation represents the amortization of the fair value of the fixed bonus plan units. Details of the fixed bonus plan are disclosed in Note 26(b).

17.       ISSUED CAPITAL

	Number of shares	Amount

Common shares issued and outstanding
Balance at January 1, 2012	245,618,000	305,412

Balance at December 31, 2012	245,618,000	305,412

Balance at March 31, 2013	245,618,000	305,412

The Company is authorized to issue an unlimited number of Common Shares with no par value. Holders of Common Shares are entitled to one vote for each Common Share on all matters to be voted on by shareholders at meetings of the Company’s shareholders. All dividends which the board of directors may declare shall be declared and paid in equal amounts per share on all Common Shares at the time outstanding. There are no pre-emptive, redemption or conversion rights attached to the Common Shares. All Common Shares, when issued, are and will be issued as fully paid and non-assessable shares without liability for further calls or to assessment.

18.       AVAILABLE FOR SALE FINANCIAL ASSETS

As part of the acquisition of the Sabodala gold mine and regional land package by way of Demerger from MDL, Teranga acquired 18,699,500 common shares of Oromin Exploration Limited (“Oromin”), classified as available for sale in accordance with IAS 39 “Financial Instruments: Recognition and Measurement”.

For the three months ended March 31, 2013, the Company recognized a non-cash impairment loss of $1.0 million (2012 — nil) on the Oromin shares in the consolidated statements of comprehensive income/(loss).  This impairment loss was based on a further decline in Oromin’s share price relative to a previous impairment loss that was recorded in 2012.

For the three months ended March 31, 2013 and March 31, 2012, a net loss of $5.5 million and $3.9 million, both net of tax of $nil was recognized in Other Comprehensive Income/(loss) for the change in fair value of available for sale financial assets, respectively.

The following table outlines the change in fair value of the investment in Oromin:

Amount

Balance at January 1, 2012	19,800

Change in fair value of available for sale financial asset during period	(5,142)
Foreign exchange gain	352
Balance at December 31, 2012	15,010

Change in fair value of available for sale financial asset during period	(6,418)
Foreign exchange gain	(319)
Balance at March 31, 2013	8,273

19.       FOREIGN CURRENCY TRANSLATION

The foreign currency translation reserve represents historical exchange differences of $0.9 million which arose upon translation from the functional currency of the Company’s corporate entity into United States dollars during 2011, which were recorded directly to the foreign currency translation reserve within the consolidated statement of changes in equity. The remaining balance of $0.1 million represents foreign exchange difference resulting from the change of functional currency from Canadian to United States dollars as at January 1, 2012.

20.       EARNINGS/(LOSS) PER SHARE (EPS/LPS)

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012

Basic EPS/(LPS) (US$)	0.18	(0.01)
Diluted EPS/(LPS) (US$)	0.18	(0.01)
Basic EPS/(LPS):
Net profit/(loss) used in the calculation of basic EPS/(LPS)	44,983	(2,074)
Weighted average number of common shares for the purposes of basic EPS/(LPS) (‘000)	245,618	245,618
Weighted average number of common shares for the purpose of diluted EPS/(LPS) (‘000)	245,618	245,618

The determination of weighted average number of common shares for the purpose of diluted EPS/(LPS) excludes 17 million and 19.2 million shares relating to share options that were anti-dilutive for the quarter ended March 31, 2013 and March 31, 2012, respectively.

21.       COMMITMENTS FOR EXPENDITURE

a.              Capital Expenditure Commitments

The Company has committed to spend a total of $4.3 million over the remainder of 2013 in respect of the mining equipment supply contract.

b.              Exploration Commitments

The Company has committed to spend a total of $2.1 million over the remainder of 2013 in respect of the Sabodala regional exploration program.

c.               Sabodala Operating Commitments

The Company has the following operating commitments in respect of the Sabodala gold operation:

•                  Pursuant to the Company’s Mining Concession, a royalty of 5% (2012 — 3%) is payable to the Government of Senegal based on the value of gold shipments, evaluated at the spot price on the shipment date.

•                  $425,000 per annum on social development of local authorities in the surrounding Tambacounda region during the term of the Mining Concession.

•                  $30,000 per year for logistical support of the territorial administration of the region from date of notification of the Mining Concession.

•                  $200,000 per year on training of Directorate of Mines and Geology officers and Mines Ministry

22.       LEASES

a.              Operating Lease Commitments

The Company has entered into an agreement to lease an office space in Paris, France expiring February 28, 2014.  In accordance with the lease agreement, $48,000 is payable within one year.

b.              Finance Lease Liabilities

	March 31, 2013		December 31, 2012
	Minimum future lease payments	Present value of minimum future lease payments	Minimum future lease payments	Present value of minimum future lease payments

No later than one year	11,368	10,307	10,506	10,415
Later than one year and not later than five years	11,368	10,307	––	––
Total finanace lease liabilities	22,736	20,614	10,506	10,415

Included in the financial statements as:
Current	11,368	10,307	10,506	10,415
Non-current	11,368	10,307	—	—

The finance loan relates to the Macquarie Finance Lease Facility, with a remaining lease term of twenty-four months expiring March 2015. Minimum future lease payments consist of eight payments over the term of the loan. Interest is calculated at LIBOR plus a margin paid quarterly in arrears. Due to the variable nature of the interest repayments the table above excludes all future interest amounts.

23.       CONTINGENT LIABILITIES

During the three months ended March 31, 2013, the Company signed a long-term comprehensive Agreement in Principle (“Agreement”) with the Republic of Senegal.  A component of the agreement relates to the settlement of outstanding tax assessments and special contribution payment.

a.              Outstanding tax assessments

The Company has accrued $3.8 million at March 31, 2013, representing our best estimate of the amount required to settle the three outstanding tax assessments.

The outstanding tax assessments, which total $36 million, are summarized as follows:

Sabodala Mining Company SARL (“SMC”) — January 2013 tax assessment.  This tax assessment was received from the Senegalese tax authorities claiming withholding tax of approximately $6 million on payments made to foreign providers.

Sabodala Gold Operations SA (“SGO”) — December 2012 tax assessment.  This tax assessment was received from the Senegalese tax authorities claiming withholding taxes of approximately $6 million on amounts considered as distributions, contribution of land built properties, withholding tax on salaries and withholding tax on payments made to foreign providers

SGO — 2011 tax assessment.  This tax assessment was received from the Senegalese tax authorities claiming withholding taxes of approximately $24 million relating to interest paid to SGML Capital under the Mining Fleet Lease facility, director’s fees and services rendered by offshore companies.

b.              Government payments

The Company intends to make a payment of approximately $5.4 million related to accrued dividends to the Republic of Senegal in respect of its existing 10% minority interest.  The payment is expected to be made upon the completion of embedding the Agreement into the Company’s mining and exploration concessions.

The Company intends to make a payment of approximately $4.2 million related to the waiver of the right for the Republic of Senegal to acquire an additional interest in the Gora project.  The payment is expected to be made upon receipt of all required approvals authorizing the processing of all ore through the Sabodala plant.

24.       CASH FLOW INFORMATION

a.              Reconciliation of change in working capital

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012
Changes in working capital
Decrease/(increase) in trade and other receivables	(1,072)	9,452
Decrease in other assets	1,757	1,494
Increase in inventories	(1,357)	(7,507)
Increase/(decrease) in trade and other payables	(8,814)	4,885
Increase/(decrease) in provisions	(606)	42
Net decrease/(increase) in working capital	(10,092)	8,366

b.              Cash balances restricted for use

During the second quarter of 2012, the Company amended its existing Facility Agreement with Macquarie Bank Limited. As part of the amendment, Macquarie Bank Limited agreed to recognize Project Completion as occurring and to remove the requirement to hold the restricted cash. As at March 31, 2013, the Company had no restrictions on cash balances.

25.       FINANCIAL INSTRUMENTS

a.              Fair value hierarchy

The Company values instruments carried at fair value using quoted market prices, where available. Quoted market prices represent a Level 1 valuation. When quoted market prices are not available, the Company maximizes the use of observable inputs within valuation models. When all significant inputs are observable, the valuation is classified as Level 2. Valuations that require the significant use of unobservable inputs are considered Level 3.

During the first quarter of 2013, there were no transfers between Level 1 and Level 2 fair value measurements, and no transfers into or out of Level 3 fair value measurements.

The following table outlines financial assets and liabilities measured at fair value in the consolidated financial statements and the level of the inputs used to determine those fair values in the context of the hierarchy as defined above:

	Financial assets
	Level 1	Level 2	Level 3	Total
March 31, 2013
Available-for-sale financial assets	8,273	—	—	8,273
Derivative financial assets	—	—	—	—
Total	8,273	—	—	8,273

December 31, 2012
Available-for-sale financial assets	15,010	—	—	15,010
Derivative financial assets	—	456	—	456
Total	15,010	456	—	15,466

	Financial liabilities
	Level 1	Level 2	Level 3	Total
March 31, 2013
Derivative financial liabilities	—	11,709	—	11,709
Total	—	11,709	—	11,709

December 31, 2012
Derivative financial liabilities	—	51,548	—	51,548
Total	—	51,548	—	51,548

26.       SHARE BASED COMPENSATION

During the third quarter of 2012, the Company introduced a new Fixed Bonus Plan as an alternative to the Company’s existing share based compensation program. Directors, officers, employees and consultants are entitled to receive either stock options under the current Stock Option Plan or Fixed Bonus Plan Units under the new Fixed Bonus Plan.

The share based compensation expense for the three months ended March 31, 2013 and March 31, 2012 totalled $0.1 million and $1.8 million, respectively.

a.              Incentive Stock Option Plan

During the three months ended March 31, 2013 and March 31, 2012, a total of 510,000 and 1,870,000 common share options respectively were granted to directors and employees. During the three months ended March 31, 2013 and March 31, 2012, a total of 480,556 and 278,888 options were forfeited, respectively. No stock options were exercised during the three months ended March 31, 2013 and March 31, 2012.

The following stock options were outstanding as at March 31, 2013:

Option series	Number	Grant date	Expiry date	Exercise price (C$)	FV at grant date (C$)

Granted on November 26, 2010	8,291,112	26-Nov-10	26-Nov-20	3.00	1.19
Granted on December 3, 2010	2,225,000	03-Dec-10	03-Dec-20	3.00	1.19
Granted on February 9, 2011	725,000	09-Feb-11	09-Feb-21	3.00	0.99
Granted on April 27, 2011	72,222	27-Apr-11	27-Apr-21	3.00	0.80
Granted on June 14, 2011	455,000	14-Jun-11	14-Jun-21	3.00	0.94
Granted on August 13, 2011	370,000	13-Aug-11	13-Aug-21	3.00	0.82
Granted on December 20, 2011	1,651,666	20-Dec-11	20-Dec-21	3.00	0.61
Granted on February 24, 2012	858,611	24-Feb-12	24-Feb-22	3.00	0.37
Granted on February 24, 2012	300,000	24-Feb-12	24-Feb-22	3.00	1.26
Granted on June 5, 2012	50,000	05-Jun-12	05-Jun-22	3.00	0.17
Granted on September 27, 2012	600,000	27-Sep-12	27-Sep-22	3.00	0.93
Granted on October 9, 2012	600,000	09-Oct-12	06-Oct-22	3.00	1.01
Granted on October 31, 2012	80,000	31-Oct-12	31-Oct-22	3.00	0.52
Granted on October 31, 2012	180,000	31-Oct-12	31-Oct-22	3.00	0.18
Granted on December 3, 2012	200,000	03-Dec-12	03-Dec-22	3.00	0.61
Granted on February 23, 2013	470,000	23-Feb-13	23-Feb-23	3.00	0.42
Granted on February 23, 2013	40,000	23-Feb-13	23-Feb-23	3.00	0.25

As at March 31, 2013, approximately 7.4 million options were available for issuance under the Plan.

The estimated fair value of share options is amortized over the period in which the options vest which is normally three years. For those options which vest on single or multiple dates, either on issuance or on meeting milestones (the “measurement date”), the entire fair value of the vesting options is recognized immediately on the measurement date.

Of the 17,168,611 common share options issued 16,993,611 vest evenly over a three-year period and 175,000 vest based on achievement of certain milestones.  The fair value of options that vest upon achievement of milestones will be recognized based on our best estimate of outcome of achieving our results.

As at March 31, 2013 all outstanding share options have a contractual life of ten years.

Fair value of stock options granted

The fair value at the grant date was calculated using Black-Scholes option pricing model with the following assumptions:

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012

Grant date share price	C$1.44	C$2.58
Exercise price	C$3.00	C$3.00
Range of risk-free interest rate	1.07%-1.20%	1.07%-1.43%
Volatility of the expected market price of share	67.28%-68.30%	43.7%-61.62%
Expected life of options	2.00-3.50	1.25-5.00
Dividend yield	0%	0%
Forfeiture rate	5%-50%	0%-30%

Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

Movements in shares options during the period

The following reconciled the share options outstanding at the beginning and end of the period:

	Number of options	Weighted average exercise price

Balance at end of the period - January 1, 2012	17,617,222	C$3.00

Granted during the period	3,580,000	C$3.00
Forfeited during the period	(4,058,055)	C$3.00
Balance at end of the period - December 31, 2012	17,139,167	C$3.00

Granted during the period	510,000	C$3.00
Forfeited during the period	(480,556)	C$3.00
Balance at end of the period - March 31, 2013	17,168,611	C$3.00

Number of options exercisable - December 31, 2012	10,736,662
Number of options exercisable - March 31, 2013	11,962,079

Stock options exercised during the period

There were no options exercised during the three month period ended March 31, 2013 and March 31, 2012.

b.              Fixed Bonus Plan

The Fixed Bonus Plan was introduced during the third quarter of 2012. As at March 31, 2013 a total of 1,440,000 Units were granted to employees.  During the three ended March 31, 2013, no Units were forfeited or exercised.

As at March 31, 2013, there were 1,440,000 Units outstanding that were granted on August 8, 2012 with expiry dates ranging from November 24, 2020 through to February 24, 2022.  The Units each have an exercise price of C$3.00 and have fair values at March 31, 2013 in the range of C$0.13 to C$0.37 per Unit.  The total fair value of the Units at March 31, 2013 was $0.3 million (December 31, 2012: $0.9 million).

The estimated fair values of the Units are amortized over the period in which the Units vest.  Of the 1,440,000 Units issued, 50% vested upon issuance, 25% vested on December 31, 2012 and 25% vest on December 31, 2013.

Fair value of Units granted

The fair value was calculated using Black-Scholes pricing model with the following assumptions:

	Three months ended	Three months ended
	March 31, 2013	March 31, 2012
Share price at the end of the period	$1.11	—
Exercise price	C$3.00	—
Range of risk-free interest rate	1.10%-1.30%	—
Volatility of the expected market price of share	43.70%-61.62%	—
Expected life of options	2.00-5.00	—
Dividend yield	0%	—
Forfeiture rate	5%-50%	—

Due to lack of sufficient historical information for the Company, volatility was determined using the existing historical volatility information of the Company’s share price combined with the industry average for comparable-size mining companies.

27.       RELATED PARTY TRANSACTIONS

a.              Equity interests in related parties

Details of percentages of ordinary shares held in subsidiaries are disclosed in Note 33 of the audited annual consolidated financial statements of the Company for the period ended December 31, 2012.

b.              Transactions with key management personnel

Details of key management personnel compensation are disclosed in Note 26 and Note 38 of the audited annual consolidated financial statements of the Company for the period ended December 31, 2012.

No loans were made to directors or director-related entities during the period.

c.               Transactions with other related parties

The Company has no payable to or receivable from other related parties as at March 31, 2013 and December 31, 2012.